EXHIBIT 99

Media:
Rodrigo Sierra
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release

October 25, 2002

Peoples Energy Reports Fiscal 2002 Results

CHICAGO - Peoples Energy (NYSE: PGL) today reported net income for the fourth quarter ended September 30, 2002 of $1.7 million or $0.05 per diluted share, compared with $1.7 million, or $0.05 per diluted share, before special items in the year-ago quarter. Operating and equity investment income was $10.7 million, compared with $9.1 million in 2001. Fourth quarter results were unchanged from the same period a year ago due to lower Gas Distribution results and lower equity investment income offset by higher operating contributions from diversified energy businesses and lower interest expense.

Before special items in both years, fiscal 2002 net income was $99.3 million or $2.80 per diluted share compared with $111.6 million, or $3.15 per diluted share, in fiscal 2001. Operating and equity investment income was $199.1 million, compared with $229.4 million in the prior year. The decrease in fiscal year results was largely due to the negative impact of weather that was 16% warmer than fiscal 2001 and lower pension credits (a non-cash item) and equity investment income, which together more than offset the benefits of lower operating costs in the Gas Distribution segment and lower interest expense.

The table below summarizes quarter and fiscal year results, as reported and before the special items.
	Three Months Ended September 30,
	Before Special Items		Special Items		As Reported (GAAP)
	2002	2001 $ 9.1	2002 $ --	2001(1) $(24.3)	2002 $10.7	2001(2)
Operating and Equity Investment Income (Loss)	$ 10.7					$(15.2)
Net Income (Loss)	1.7	1.7	--	(14.7)	1.7	(13.0)
Diluted Earnings (Loss) Per Share	0.05	0.05	--	(0.41)	0.05	(0.37)

	Twelve Months Ended September 30,
	Before Special Items		Special Items		As Reported (GAAP)
	2002	2001	2002(3)	2001(1)	2002	2001(2)
Operating and Equity Investment Income (Loss)	$199.1	$229.4	$(17.0)	$(24.3)	$182.1	$205.1
Net Income (Loss)	99.3	111.6	(10.2)	(14.7)	89.1	96.9
Diluted Earnings (Loss) Per Share	2.80	3.15	(0.29)	(0.41)	2.51	2.74
  The fourth quarter of fiscal 2001 included three special items: a one-time $26.1 million charge related to the pension expense impact of a special retirement program, an additional provision of $8.5 million to increase the reserve for uncollectible accounts in the Gas Distribution business and a $10.3 million reversal of the company's reserve for mercury-related costs.
  As announced in January 2002, fiscal 2001 results have been restated to reflect a change in the method of accounting for oil and gas properties from the full cost method to the successful efforts method.
  The third quarter of fiscal 2002 included a special item of $17.0 million to increase the reserve for uncollectible accounts in the Gas Distribution business.

"Despite warmer-than-normal weather and several other unusual items that negatively impacted fiscal 2002 results, Peoples Energy can point to a number of significant achievements in 2002," said Thomas M. Patrick, chairman, president and CEO of Peoples Energy. "In our core Gas Distribution business, we achieved a modest increase in weather-normalized gas deliveries and continued to make progress in reducing operating costs. In our diversified energy businesses we made solid progress as we successfully brought a new power generation project on line, produced record results from our natural gas hub, grew oil and gas production and reserves, and achieved profitability in retail energy services. Moreover, we significantly strengthened our balance sheet, substantially reducing our debt and accounts receivable."

The following discussion summarizes fourth quarter and fiscal year operating results, before special items, for Peoples Energy's primary business segments:

Gas Distribution. Excluding a $5.6 million decrease in pension credits (a non-cash item), fourth quarter fiscal 2002 results exceeded the prior year's quarter due primarily to lower operating costs. Fiscal 2002 Gas Distribution results decreased $17.4 million compared with the previous year, as lower operating costs were more than offset by a decrease of approximately $33 million due to significantly warmer weather and a $21 million decline in pension credits. Fiscal 2002 had 5,639 heating degree days, down 1,074 degree days or 16% compared with the prior year's 6,713 degree days and down 788 degree days or 12% from normal of 6,427 degree days. Weather insurance helped offset the adverse impact of weather for the fiscal year by almost $9 million.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2001	2002	2001
Operating Income (Loss) Before Special Items	$(4.6)	$ (1.5)	$ 184.3	$ 201.7
Special Items	--	(23.3)	(17.0)	(23.3)
Operating Income (Loss)	$(4.6)	$ (24.8)	$ 167.3	$ 178.4

Power Generation. Equity investment income was negatively impacted by the inclusion in fiscal 2002 of interest expense associated with Elwood Energy LLC's bond financing. Despite this negative impact, fourth quarter operating and equity investment income rose $3.3 million compared with a year ago, as Southeast Chicago Energy Project (SCEP) site-development income more than offset the increase in interest expense. SCEP, a 350-megawatt plant owned in partnership with Exelon, began commercial operations during July, and this also benefited the current quarter's results. The fourth quarter is seasonally the strongest for Power Generation in that most of the capacity revenues are recognized during the summer months. Fiscal 2002 Power Generation results decreased $9.8 million from the previous year due solely to the inclusion in 2002 results of interest expense associated with the Elwood bond financing. Excluding this impact, fiscal 2002 operating and equity investment income rose 34% to $26.6 million from last year's $19.9 million. Fiscal 2002 results benefited from Elwood's first full year of operation with its expanded facilities, site-development income and start of operations at SCEP, while fiscal 2001 results benefited from a gain on the liquidation of financial hedges associated with Elwood's gas supply requirements.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2001	2002	2001
Operating Income (Loss)	$ 2.6	$ (1.9)	$ (1.1)	$ (4.7)
Equity Investment Income	12.8	14.0	11.2	24.6
Operating & Equity Investment Income	$15.4	$12.1	$10.1	$19.9

Midstream Services. Fourth quarter operating and equity investment income increased by $1.1 million compared with the year-ago quarter due to higher contributions from the hub and the company's natural gas liquids peaking facility. Fiscal 2002 was a record year for the hub due primarily to strong seasonal pricing differentials. This partially offset significantly lower equity investment income from enovate, L.L.C., which benefited from extraordinary market volatility in fiscal 2001 and ceased operations in the second quarter of fiscal 2002.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2001	2002	2001
Operating Income	$3.4	$0.7	$11.5	$ 6.7
Equity Investment Income	0.0	1.6	1.3	11.3
Operating & Equity Investment Income	$3.4	$2.3	$12.8	$18.0

Oil and Gas Production. Operating and equity investment income decreased $3.2 million in the fourth quarter compared with a year ago due primarily to lower equity investment income from EnerVest, lower revenues and higher operating costs. Net realized natural gas prices decreased to $3.24 per Mcf in this year's fourth quarter compared with last year's average of $3.32 per Mcf. Fourth quarter 2002 average daily production rose 2% over fourth quarter 2001 to 54 Mcfe per day. Fiscal 2002 operating and equity investment income decreased $3.0 million compared to fiscal 2001, primarily due to lower results from EnerVest, an equity investment that is in the process of being liquidated. Operating income improved $5.5 million over the previous year's results of $12.7 million due mainly to the favorable impact of a gain on the settlement of hedges formerly in place with Enron and higher production partially offset by lower prices. Fiscal 2002 production increased approximately 21% to 53 Mcfe per day compared with 43.9 Mcfe per day in the prior year. This increase was due to a full year's impact of the company's South Texas acquisition completed in April 2001, positive drilling program results, and the company's East White Point Field acquisition completed in June of this year. Realized natural gas prices decreased 5% to $3.11 per Mcf compared with last year's average of $3.26 per Mcf and realized oil prices decreased 18% to $19.12 per bbl from $23.38 per bbl in 2001.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2001	2002	2001
Operating Income	$2.6	$4.7	$18.2	$12.7
Equity Investment Income (Loss)	(0.4)	0.7	(2.1)	6.4
Operating & Equity Investment Income	$2.2	$5.4	$16.1	$19.1

Retail Energy Services. Fourth quarter and fiscal year results improved $2.4 million and $4.5 million, respectively, over the same periods a year ago primarily due to higher gas and electric margins. Fiscal 2002 operating income of $1.5 million represents the first profitable year for this business.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2002	2001	2002	2001
Operating Income (Loss)	$ (0.1)	$ (2.5)	$ 1.5	$ (3.0)

Other Items

Other income decreased $5.2 million and $5.6 million, respectively, from the prior fourth quarter and fiscal year periods. Proceeds from an insurance settlement in the current periods were more than offset by lower net non-operating income and deductions and a gain on the sale of property recorded in the prior year periods. Interest expense decreased $4.8 million and $15.6 million, respectively, from the previous fourth quarter and fiscal year periods primarily due to a decrease in utility short-term debt and lower interest rates. For the fiscal year comparisons, two additional factors largely offset one another -- a decrease in interest expense for corporate short-term debt resulting from the Elwood Energy LLC's bond financing in 2002, and an increase in interest expense associated with the $325 million in corporate notes issued in January 2001 to fund diversified expansion projects.

Financial

During fiscal 2002, Peoples Energy reduced total debt by approximately $300 million. At September 30, 2002, total debt was 54% of total debt plus equity compared with 61% at the close of fiscal 2001. Credit ratios also improved in fiscal 2002, with funds from operations/interest coverage at 5.9X compared with 2.8X for the period ending September 30, 2001.

At the close of fiscal 2002, utility customer accounts receivable totaled $165 million, down $65 million compared to June 30, 2002 and $121 million compared to September 30, 2001. In the third quarter of fiscal 2002, the company recorded a $17.0 million special charge to increase the reserve for uncollectible accounts in its Gas Distribution business. With a reserve to accounts receivable ratio of 19.4% at fiscal year-end compared with 15.7% a year ago, the company believes that the $32 million reserve balance at September 30 is adequate. However, the reserve remains an estimate and could require adjustment depending on the level of success of ongoing credit and collection activities.

Fiscal 2002 cash flow provided by operating activities almost doubled versus 2001, an improvement driven by the collection of receivables. Total capital expenditures for fiscal 2002 were approximately $200 million compared with $345 million in fiscal 2001. Most of the decrease was due to $100 million lower spending in the Oil and Gas Production business.

Outlook

"Looking to fiscal 2003, we continue to estimate that our earnings will be in the range of $2.70 to $2.80 per diluted share, assuming normal weather," Patrick said. "This earnings outlook reflects continued improvement in operating results, offset by lower pension credits and the expiration of oil and gas tax credits. Our financial objectives and strategy remains focused on modest earnings growth from our core Gas Distribution business and increasing contributions from our diversified energy businesses. We also remain committed to maintaining a strong balance sheet and a solid dividend."

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital spending for fiscal year 2003. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: weather-related energy demands; the company's success in identifying diversified energy opportunities on financially acceptable terms and generating earnings within a reasonable time; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense; success in collection of accounts receivable relating to the winter of 2000/2001; drilling risks and the inherent uncertainty of gas and oil reserve estimates; regulatory and economic developments in the U.S., Illinois and other states where Peoples Energy does business; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended September 30,

(In Thousands, except per-share amounts)	2002	2001

Total Operating Revenues	$235,003	$160,946

Operating Income	($1,851)	($31,729)

Equity Investment Income	$12,552	$16,494

Operating and Equity Investment Income	$10,701	($15,235)

Net Income	$1,720	($12,962)

Earnings Per Share	$0.05	($0.37)

Diluted Earnings Per Share	$0.05	($0.37)

Basic Average Shares Outstanding	35,462	35,399

Dilutive Average Shares Outstanding	35,479	35,460

Net Income Before Special Items	$1,720	$1,734

Earnings Per Share Before Special Items	$0.05	$0.05

Diluted Earnings Per Share Before Special Items	$0.05	$0.05

	Twelve Months Ended September 30,

	2002	2001

Total Operating Revenues	$1,482,534	$2,270,218

Operating Income	$171,349	$161,891

Equity Investment Income	$10,796	$43,188

Operating and Equity Investment Income	$182,145	$205,079

Net Income	$89,071	$96,939

Earnings Per Share	$2.51	$2.74

Diluted Earnings Per Share	$2.51	$2.74

Basic Average Shares Outstanding	35,454	35,380

Dilutive Average Shares Outstanding	35,492	35,439

Net Income Before Special Items	$99,328	$111,635

Earnings Per Share Before Special Items	$2.80	$3.16

Diluted Earnings Per Share Before Special Items	$2.80	$3.15

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2002	2001	2002	2001

Gas Distribution Deliveries (MDth)
Sales - Residential
-Heating	6,622	7,953	110,001	124,328
-Non-heating	412	462	3,321	3,208
- Commercial	1,350	1,516	17,345	19,350
- Industrial	191	427	3,570	4,043
Transportation	12,907	12,937	90,376	98,286
Total Gas Distribution Deliveries	21,482	23,295	224,613	249,215

Weather
Degree Days - actual	58	133	5,639	6,713
Per cent colder (warmer) than normal	-51.7%	10.8%	-12.3%	4.4%

Number of Gas Distribution Customers (average)
Sales - Residential
-Heating	743,468	747,973	747,685	750,594
-Non-heating	173,741	175,615	175,996	177,352
- Commercial	44,748	43,784	44,653	46,160
- Industrial	2,882	2,839	2,890	3,006
Transportation	21,149	21,900	20,968	20,150
Total Gas Distribution Customers	985,988	992,111	992,192	997,262

Retail Energy Gas and Electric Customers (at Sept 30)	11,388	13,780	11,388	13,780

Employees (at Sept 30)
Gas Distribution	2,340	2,491	2,340	2,491
Diversified Businesses	111	108	111	108
Peoples Energy Corporate	28	30	28	30
Total Employees	2,479	2,629	2,479	2,629

Megawatt Capacity (at Sept 30)	780	675	780	675

Oil and Gas Production
Average daily production:
Gas (MMCFD)	46.8	45.5	46.1	37.2
Oil (MBOD)	1.2	1.2	1.1	1.1
Gas equivalent (MMCFED)	53.9	52.6	53.0	43.9

Percentage hedged:
Gas	98%	79%	91%	77%
Oil	96%	37%	91%	46%

Average hedge price:
Gas ($/MCF)	$ 3.36	$ 3.38	$ 3.37	$ 2.78
Oil ($/BBL)	$ 21.10	$ 19.95	$ 21.30	$ 20.73

Net realized price:
Gas ($/MCF)	$ 3.24	$ 3.32	$ 3.11	$ 3.26
Oil ($/BBL)	$ 19.26	$ 23.97	$ 19.12	$ 23.38
Equivalent ($/MCFE)	$ 3.24	$ 3.41	$ 3.12	$ 3.36

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In Thousands, except per-share amounts)	September 30,		September 30,
	2002	2001	2002	2001

Operating Revenues	$ 235,003	$ 160,946	$ 1,482,534	$ 2,270,218
Operating Expenses:
Cost of energy sold	119,783	54,984	782,157	1,524,492
Operation and maintenance	72,554	92,392	294,219	297,797
Depreciation, depletion and amortization	25,162	25,358	98,852	93,190
Taxes - Other than income taxes	19,355	19,941	135,957	192,848

Total Operating Expenses	236,854	192,675	1,311,185	2,108,327

Operating Income	(1,851)	(31,729)	171,349	161,891

Equity Investment Income	12,552	16,494	10,796	43,188

Total Operating and Equity Investment Income	10,701	(15,235)	182,145	205,079

Other Income and (Deductions)	3,011	8,191	9,686	15,317

Interest Expense	12,907	17,740	56,439	72,051

Earnings Before Income Taxes	805	(24,784)	135,392	148,345

Income Taxes	(915)	(11,822)	46,321	51,372

Income Before Cumulative Effect of Change in
Accounting Principle	1,720	(12,962)	89,071	96,973

Cumulative Effect of Change in Accounting
Principle, Net of Tax	-	-	-	(34)

Net Income	$ 1,720	$ (12,962)	$ 89,071	$ 96,939

Average Shares of Common Stock Outstanding
Basic	35,462	35,399	35,454	35,380
Diluted	35,479	35,460	35,492	35,439
Earnings Per Share of Common Stock
Basic	$ 0.05	$ (0.37)	$ 2.51	$ 2.74
Diluted	$ 0.05	$ (0.37)	$ 2.51	$ 2.74

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	September 30,	September 30,
(In Thousands)	2002	2001

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,794,630	$ 2,691,855
Less - Accumulated depreciation and depletion	1,020,729	949,116
Net property, plant and equipment	1,773,901	1,742,739
Investments in equity investees	154,857	160,490
Other investments	22,893	26,020

Total Capital Investments - Net	1,951,651	1,929,249

Utility Customer Accounts Receivable - net of reserves	133,138	241,054
Other Current Assets	262,733	498,576
Other Assets	380,127	314,002

Total Assets	$ 2,727,649	$ 2,982,881

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 301,671	$ 299,312
Capital in excess of par value of stock	28	15
Retained earnings	522,381	506,589
Treasury stock	(6,760)	(6,793)
Accumulated other comprehensive income	(10,996)	(509)

Total Common Stockholders' Equity	806,324	798,614
Long-Term Debt	554,014	644,308

Total Capitalization	1,360,338	1,442,922

Current Liabilities	773,790	1,053,190
Deferred Credits and Other Liabilities	593,521	486,769

Total Capitalization and Liabilities	$ 2,727,649	$ 2,982,881

Common Stock Information at End of Period
(Unaudited)

Annualized dividend rate	$2.08	$2.04
Dividend yield (per cent)	6.2%	5.1%
Book value per share	$22.74	$22.56
Market price	$33.69	$39.76
Market price as a per cent of book value	148%	176%

Peoples Energy Corporation	Preliminary

Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
(In Thousands)	September 30,
	2002	2001
Operating Activities:
Net Income	$ 89,071	$ 96,939
Adjustments to reconcile net income to net cash	247,065	70,620

Net Cash Provided by (Used in) Operating Activities	336,136	167,559

Investing Activities:
Capital spending	(195,923)	(264,202)
Other assets	(1,127)	(470)
Return of capital investments	62,922	37,784
Temporary investments and special deposits	(25,321)	6,766
Net change in advances to joint venture partnerships	147,616	(79,174)
Special deposits	(81)	-
Proceeds from sale of assets	1,872	5,933

Net Cash Used in Investing Activities	(10,042)	(293,363)

Financing Activities:
Short-term debt	(319,584)	(60,760)
Issuance of long-term debt	-	325,000
Retirement of long-term debt of subsidiaries	(294)	(355)
Dividends paid on common stock	(72,955)	(71,577)
Proceeds from issuance of common stock	2,372	1,285
Treasury stock purchases	33	24

Net Cash Provided by Financing Activities	(390,428)	193,617

Net Increase (Decrease) in Cash and Cash Equivalents	(64,334)	67,813
Cash and Cash Equivalents at Beginning of Period	73,769	5,956

Cash and Cash Equivalents at End of period	$ 9,435	$ 73,769

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended September 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 125,706	$ 4,619	$ 62,865	$ 27,730	$ 16,054	$ 17	$ (1,988)	$ 235,003
Depreciation, depletion and amortization	17,395	31	171	450	7,082	6	27	25,162
Operating Income	(4,632)	2,622	3,374	(122)	2,576	(302)	(5,367)	(1,851)
Equity Investment Income	-	12,823	-	-	(376)	105	-	12,552
Operating and Equity Investment Income	$ (4,632)	$ 15,445	$ 3,374	$ (122)	$ 2,200	$ (197)	$ (5,367)	$ 10,701

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended September 30, 2001	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 126,440	$ -	$ 8,185	$ 11,546	$ 16,559	$ 94	$ (1,878)	$ 160,946
Depreciation, depletion and amortization	17,345	1	141	470	7,311	17	73	25,358
Operating Income	(24,828)	(1,881)	721	(2,527)	4,683	(397)	(7,500)	(31,729)
Equity Investment Income	-	13,986	1,629	-	685	194	-	16,494
Operating and Equity Investment Income	$ (24,828)	$ 12,105	$ 2,350	$ (2,527)	$ 5,368	$ (203)	$ (7,500)	$ (15,235)

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Twelve Months Ended September 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 1,067,297	$ 4,619	$ 193,004	$ 167,787	$ 65,710	$ 48	$ (15,931)	$ 1,482,534
Depreciation, depletion and amortization	68,779	120	749	1,758	27,312	30	104	98,852
Operating Income	167,313	(1,151)	11,505	1,549	18,276	(1,194)	(24,949)	171,349
Equity Investment Income	-	11,216	1,297	-	(2,134)	417	-	10,796
Operating and Equity Investment Income	$ 167,313	$ 10,065	$ 12,802	$ 1,549	$ 16,142	$ (777)	$ (24,949)	$ 182,145

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Twelve Months Ended September 30, 2001	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 1,835,427	$ -	$ 131,957	$ 256,535	$ 53,988	$ 123	$ (7,812)	$ 2,270,218
Depreciation, depletion and amortization	68,351	1	536	1,660	22,292	66	284	93,190
Operating Income	178,362	(4,620)	6,668	(3,007)	12,703	(1,727)	(26,488)	161,891
Equity Investment Income	-	24,566	11,348	-	6,427	847	-	43,188
Operating and Equity Investment Income	$ 178,362	$ 19,946	$ 18,016	$ (3,007)	$ 19,130	$ (880)	$ (26,488)	$ 205,079